Exhibit 99.1

Meritage Homes Corporation Elects Kelly Mooney to Its Board of Directors

SCOTTSDALE, Ariz., - March 09, 2020 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced the appointment of P. Kelly Mooney to its Board of Directors as an independent director.

Ms. Mooney brings to the Meritage Board more than twenty years of experience in consulting services with an expertise in integrated marketing, digital experience and innovation to drive business growth. A seasoned technology and marketing executive, she has helped shape the strategy and roadmap for multiple world-class brands.

Ms. Mooney is the former chief experience officer of IBM iX North America, one of the largest digital consultancies in the world. Prior to her time with IBM iX, she held various executive roles for Resource/Ammirati, a strategic digital marketing firm. As co-owner and chief executive officer of the firm, Ms. Mooney helped transform Resource/Ammirati into one of the largest independent and female-owned digital agencies in the U.S., before selling the firm to IBM in 2016.
"Kelly possesses a strong strategic background and customer-centric perspective, which will complement our Board’s breadth of talent and experience,” said Meritage Homes Chairman and Chief Executive Officer Steven J. Hilton. “Her ability to identify and shape relevant customer experiences will help Meritage enhance its brand strategy, reach more customers and create deeper engagement.”
Ms. Mooney also serves as a member of the Board of Directors of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies, and J.Jill, Inc., a nationally recognized women’s apparel brand. She will stand for election at the Company’s next annual shareholder meeting on May 21, 2020.
About Meritage Homes Corporation:
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 125,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.
Contacts

Meritage Homes Corporation
Brent Anderson, 972-580-6360
VP Investor Relations
media@meritagehomes.com